Exhibit 99.1

JINGSHAN SANHE LUCKYSKY NEW ENERGY TECHNOLOGIES CO., LTD

Audited Financial Statements

December 31, 2019 and 2018

To:	The Board of Directors and Stockholders of
Jinshan Sanhe Luckysky New Energy Technologies Co. Ltd.

Report of Independent Registered Public Accounting Firm

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Jinshan Sanhe Luckysky New Energy Technologies Co. Ltd. (the “Company”) as of December 31, 2019 and 2018, and the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

Certified Public Accountants

San Mateo, California

January 13, 2021

We have served as the Company’s auditor since 2020.

JINGSHAN SANHE LUCKYSKY NEW ENERGY TECHNOLOGIES CO., LTD

Audited Balance Sheets

As of December 31, 2019 and 2018

(Stated in US Dollars)

	2019	2018
Assets
Current assets
Cash and cash equivalents	$292,901	$391,186
Notes receivable	143,345	-
Inventories	1,068,500	1,273,808
Other receivables and other current assets	490,115	19,960
Due from related parties	5,435,552	20,218,719
Advances to suppliers	1,063,437	670,061
Prepaid expenses	2,275	25,691
Prepaid taxes and taxes recoverable	13,190	-
Total current assets	8,509,315	22,599,425

Non-current assets
Property, plant and equipment, net	2,122,632	530,070
Construction in progress	549,510	357,229
Other assets	12,328	-
Deferred Tax Asset	274,547	183,805
Right-of-use assets	1,304,610	1,647,165
Total Non-Current Assets	4,263,627	2,718,269

Total Assets	$12,772,942	$25,317,694

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	63,172	47,698
Taxes payable	-	455,836
Accrued liabilities and other payable	109,013	58,754
Customers advances	6,217,612	17,662,946
Lease Payable-current portion	391,131	351,869
Total current liabilities	6,780,928	18,577,103

Lease Payable-non-current	779,212	1,159,104
Total Non-Current Liabilities	779,212	1,159,104

Total Liabilities	7,560,140	19,736,207

Stockholders’ Equity
Paid in capital	4,710,254	4,710,254
Retained earnings	994,433	1,286,600
Accumulated other comprehensive loss	(491,885)	(415,367)
Total Stockholders’ Equity	5,212,802	5,581,487

Total Liabilities and Stockholders’ Equity	$12,772,942	$25,317,694

See Accompanying Notes to the Financial Statements

JINGSHAN SANHE LUCKYSKY NEW ENERGY TECHNOLOGIES CO., LTD

Audited Statements of Operations and Comprehensive Loss

For the year ended December 31, 2019 and for the period from April 17 to December 31, 2018

(Stated in US Dollars)

	2019	2018

Net revenues	$4,024,949	$8,243,338
Cost of revenues	2,434,806	5,214,536
Gross profit	1,590,143	3,028,802

Operating expenses:
Research and development	67,997	9,168
Selling and marketing expenses	609,771	16,718
General and administrative expenses	1,311,863	525,690
Total operating expenses	1,989,631	551,576

Operating (loss)/income	(399,488)	2,477,226

Other income (expenses):
Interest income	1,519	5,854
Other income	13,819	-
Other expenses	(499)	-
Investment loss	-	(767,613)
Total other income (expenses)	14,839	(761,759)

Loss before taxes from operations	(384,649)	1,715,467

Provision for income taxes	(92,482)	428,867

Net (loss)/income	$(292,167)	$1,286,600

Other comprehensive loss:
Foreign currency translation loss	(76,518)	(415,367)
Comprehensive (loss)/income	$(368,685)	$871,233

See Accompanying Notes to the Financial Statements

JINGSHAN SANHE LUCKYSKY NEW ENERGY TECHNOLOGIES CO., LTD

Audited Statements of Stockholders’ Equity

For the year ended December 31, 2019 and for the period from April 17 to December 31, 2018

(Stated in US Dollars)

			Accumulated Other
	Paid in	Retained	Comprehensive
	Capital	Earnings	Loss	Total
Balance, incorporation, April 17, 2018	$-	$-	$-	$-
Capital contribution	4,710,254	-	-	4,710,254
Net income	-	1,286,600	-	1,286,600
Foreign currency translation adjustment	-	-	(415,367)	(415,367)
Balance, December 31, 2018	$4,710,254	$1,286,600	$(415,367)	$5,581,487

Balance, January 1, 2019	$4,710,254	$1,286,600	$(415,367)	$5,581,487
Net loss	-	(292,167)	-	(292,167)
Foreign currency translation adjustment	-	-	(76,518)	(76,518)
Balance, December 31, 2019	$4,710,254	$994,433	$(491,885)	$5,212,802

See Accompanying Notes to the Financial Statements

JINGSHAN SANHE LUCKYSKY NEW ENERGY TECHNOLOGIES CO., LTD

Audited Statements of Cash Flows

For the year ended December 31, 2019 and for the period from April 17 to December 31, 2018

(Stated in US Dollars)

	2019	2018
Cash flows from operating activities
Net (loss)/income	$(292,167)	$1,286,600
Adjustments to reconcile net (loss)/income to cash provided by/(used in) operating activities:
Depreciation	133,249	19,558
Noncash lease expenses - operating lease right-of-use assets	322,668	-
Impairment	-	767,613
Recognition of lease asset and lease liabilities	-	(143,776)

Change in operating assets and liabilities:
Note receivables	(144,997)	-
Inventory	189,241	(1,344,736)
Prepayments and deposit	(396,762)	(734,494)
Other receivables	(475,863)	(21,072)
Deferred tax assets	(94,447)	(194,040)
Accounts payables	16,342	50,354
Other payables and accruals	51,689	62,026
Taxes payable	(467,837)	481,218
Operating lease liabilities	(322,692)	-
Advance from customer	(11,321,672)	18,646,465
Net cash provided by/(used in) operating activities	(12,803,248)	18,875,716

Cash flows from investing activities
Purchase of plant and equipment and construction in progress	(1,951,507)	(956,263)
Investment	-	(767,613)
Net cash used in investing activities	(1,951,507)	(1,723,876)

Cash flows from financing activities
Proceeds from injection of capital by owners	-	4,605,677
Other receivables-related party	14,660,997	(21,344,551)
Net cash provided by/(used in) financing activities	14,660,997	(16,738,874)

Net (decrease)/increase of cash and cash equivalents	(93,758)	412,966

Effect of foreign currency translation on cash and cash equivalents	(4,527)	(21,782)

Cash and cash equivalents–beginning of year	391,186	-

Cash and cash equivalents–end of year	$292,901	$391,186
Supplementary cash flow information:
Interest received	$1,519	$5,854
Interest paid	$-	$-
Income taxes paid	$694,430	$148,434

See Accompanying Notes to the Financial Statements

JINGSHAN SANHE LUCKYSKY NEW ENERGY TECHNOLOGIES CO., LTD

Notes to Audited Financial Statements

(Stated in US Dollars)

1.	Organization and Principal Activities

Jingshan Sanhe Luckysky New Energy Technologies Co., Ltd. (the “Company”), a company incorporated in the People’s Republic of China (“PRC”) on April 17, 2018. The Company researches, develops and manufactures ethanol fuel and fuel additive products and sells such products in China.

2.	Summary of Significant Accounting Policies

Method of accounting

Management has prepared the accompanying financial statements and these notes in accordance with generally accepted accounting principles in the United States of America; the Company maintains its general ledger and journals with the accrual method accounting.

Use of estimates

The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Accounts receivables

Account receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when the collection of the full amount is no longer probable. Bad debts are written off against allowances.

Advances and prepayments to suppliers

The Company makes advance payments to suppliers. Upon raw materials is provided by suppliers, the applicable amount is reclassified from advances and prepayments to cost of revenue.

Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. The Company typically applies a salvage value of 0% to 5%. The estimated useful lives of the plant and equipment are as follows:

Plant and buildings	20 years
Machinery and equipment	5 -10 years
Motor vehicles	4 -5 years
Office equipment	3 -5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts, and any gain or loss are included in the Company’s results of operations. The costs of maintenance and repairs are recognized to expenses as incurred; significant renewals and betterments are capitalized.

Construction in progress and prepayments for equipment

Construction in progress and prepayments for equipment represent direct and indirect acquisition and construction costs for plants, and costs of acquisition and installation of related equipment. Amounts classified as construction in progress and prepayments for equipment are transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. Depreciation is not provided for assets classified in this account.

Accounting for the impairment of long-lived assets

The Company annually reviews its long-lived assets for impairment or whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. Impairment may be the result of becoming obsolete from a change in the industry, the introduction of new technologies, or if the Company has inadequate working capital to utilize the long-lived assets to generate adequate profits. Impairment is present if the carrying amount of an asset is less than its expected future undiscounted cash flows.

If an asset is considered impaired, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The Company’s assets and liabilities are translated into United States dollars from RMB at year-end exchange rates, and its revenues and expenses are translated at the average exchange rate during the period. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	2019	2018
Period end RMB: US$ exchange rate	6.9762	6.8764
Average RMB: US$ exchange rate	6.8967	6.5137

The RMB is not freely convertible into foreign currencies and all foreign exchange transactions must be conducted through authorized financial institutions.

Revenue recognition

The Company adopted ASC 606 “Revenue Recognition,” and recognizes revenue when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

The Company derives its revenues from sales of high-grade synthetic fuel products. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

●	identify the contract with a customer;

●	identify the performance obligations in the contract;

●	determine the transaction price;

●	allocate the transaction price to performance obligations in the contract; and

●	recognize revenue as the performance obligation is satisfied.

Advertising

All advertising costs are expensed as incurred.

Research and development

All research and development costs are expensed as incurred.

Income taxes

The Company accounts for income tax using an asset and liability approach and allows for the recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

Comprehensive income

The Company uses FASB ASC Topic 220, “Reporting Comprehensive Income.” Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except the changes in paid-in capital and distributions to stockholders due to investments by stockholders.

Financial instruments

The Company’s financial instruments, including cash and equivalents, accounts and other receivables, accounts and other payables, accrued liabilities and short-term debt, have carrying amounts that approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 - inputs to the valuation methodology used quoted prices for identical assets or liabilities in active markets.

●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Lease

Effective December 31, 2018, the Company adopted ASU 2016-02, “Leases” (Topic 842), and elected the practical expedients that does not require us to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. For lease terms of twelve months or fewer, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. The Company also adopted the practical expedient that allows lessees to treat the lease and non-lease components of a lease as a single lease component. On December 31, 2018, the Company recognized approximately $1.65 million right of use (“ROU”) assets and approximately $1.51 million lease liabilities based on the present value of the future minimum rental payments of leases, using incremental borrowing rate of 4.75% and 4.90% based on duration of lease terms.

Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as the Company does not have reasonable certainty at lease inception that these options will be exercised. The Company generally considers the economic life of its operating lease ROU assets to be comparable to the useful life of similar owned assets. The Company has elected the short-term lease exception, therefore operating lease ROU assets and liabilities do not include leases with a lease term of twelve months or less. Its leases generally do not provide a residual guarantee. The operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term.

The Company reviews the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of operating lease liabilities in any tested asset group and includes the associated operating lease payments in the undiscounted future pre-tax cash flows.

Recent accounting pronouncements

In February 2018, the FASB issued ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement – Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company does not believe the adoption of this ASU would have a material effect on the Company’s financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement,” which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. The amendments in this update modify the disclosure requirements on fair value measurements based on the concepts in FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The Company does not believe the adoption of this ASU would have a material effect on the Company’s condensed financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s balance sheets, statements of income and comprehensive income and statements of cash flows.

3.	Inventories

Inventories consisted of the following as of December 31, 2019 and 2018.

	12/31/2019	12/31/2018
Raw materials	$170,557	$249,518
Finished goods	897,943	1,024,290
	$1,068,500	$1,273,808

4.	Plant and Equipment

Plant and equipment consisted of the following as of December 31, 2019 and 2018:

	12/31/2019	12/31/2018
At Cost:
Plant and buildings	$1,044,231	$89,475
Machinery equipment	1,022,077	396,881
Vehicles	29,834	20,889
Computer and office equipment	83,516	41,351
Lease improvement	92,965	-
Construction in progress	549,510	357,229
	$2,822,134	$905,825

Less: Accumulated depreciation	(149,991)	(18,526)

	$2,672,143	$887,299

Depreciation expense for the years ended December 31, 2019 and for the period from April 17 to December 31, 2018 was $133,249 and $19,558, respectively.

5.	Related Party Transactions

As of December 31, 2019 and 2018, the outstanding balance due from the related party was $5,435,552 and $20,218,719, respectively.

As of December 31, 2019 and 2018, the outstanding balances of $5,435,552 and $20,214,065 were due from Xianning Lucky Sky Energy Holding Group Co. Ltd., a former shareholder of the Company. The amounts are due on demand, non-interest bearing, and unsecured.

As of December 31, 2019 and 2018, the outstanding balances of $0 and $3,781 were due from Mr. Ping Yu, a senior management of Xianning Lucky Sky Energy Holding Group Co. Ltd., a former shareholder of the Company. The balances were advances for travel expenses.

As of December 31, 2019 and 2018, the outstanding balances of $0 and $873 were due from Mr. Xin Chen, a senior management of Xianning Lucky Sky Energy Holding Group Co. Ltd., a former shareholder of the Company. The balances were advances for travel expenses.

6.	Advances to Suppliers

The advances to suppliers balance of $1,063,437 and $670,061 as of December 31, 2019 and December 31, 2018, respectively, mainly represents the advanced payment to the suppliers for raw materials.

7.	Customers Advances

The customers advances balance of $6,217,612 and $17,662,946 as of December 31, 2019 and December 31, 2018, respectively, mainly represents the advanced payment from the customers for the Green Energy No. 1 product.

8.	Income Taxes

The Company’s primary operation is located in the PRC. The Company is governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations, and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC, Chinese enterprises are subject to income tax at a rate of 25% after appropriate tax adjustments.

The following tables provide the reconciliation of the differences between the statutory and effective tax expenses for the year ended December 31, 2019 and for the period from April 17 to December 31, 2018:

	2019	2018
(Loss)/income attributed to PRC operations	$(384,649)	$1,715,467
(Loss)/income before tax	(384,649)	1,715,467

PRC Statutory Tax at 25% Rate	(92,482)	428,867
Effect of tax exemption granted	-	-
Income tax	$(92,482)	$428,867

Deferred tax assets

Deferred tax assets are mainly comprised of impairment for its long-term investment as of December 31, 2019 and 2018. According to Chinese tax regulations, net operating losses can be carried forward to offset taxable income for the next five years. Significant components of its operations of the Company’s deferred tax assets as of December 31, 2019 and 2018 are approximately as follows:

	December 31,	December 31,
	2019	2018
Net operating losses carried forward	$94,219	$-
Long-term investment impairment	179,181	181,781
Others	1,147	2,024
Valuation allowance	-	-
Deferred tax assets, net	$274,547	$183,805

9.	Lease Commitments

Effective December 31, 2018, the Company adopted ASU 2016-02, “Leases” (Topic 842), and elected the package of practical expedients that does not require us to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. The Company adopted the practical expedient that allows lessees to treat the lease and non-lease components of a lease as a single lease component. The impact of the adoption on December 31, 2018 increased the right-of-uses and lease liabilities by approximately $1.65 million.

The Company had a land, facilities and factory lease agreement with a 5-year lease term starting in April 2018 until April 2023 and another factory and dormitory lease agreement with a 2-year lease term starting in June 2019 until June 2021. Upon adoption of ASU 2016-02, the Company recognized lease liabilities of approximately $1.65 million, with corresponding Right-of-use (“ROU”) assets of the same amount based on the present value of the future minimum rental payments of the new lease, using an effective interest rate of 4.75% and 4.9%, which is determined using an incremental borrowing rate.

The weighted average remaining lease term of its existing leases is 3.3 years.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

For the year ended December 31, 2019 and for the period from April 17 to December 31, 2018, rent expenses amounted to $425,418 and $292,424, respectively.

The five-year maturity of the Company’s lease obligations is presented below:

Twelve months ended December 31,	Operating lease amount
2020	$428,812
2021	417,273
2022	409,031
2023	136,344
Total lease payment	1,391,460
Less: interest	(221,117)
Present value of lease liabilities	$1,170,343

10.	Concentrations

Customers Concentrations

For the year ended December 31, 2019, one customer accounted for 99.9% of the Company’s revenues. For the period from April 17 to December 31, 2018, one customer accounted for 100.0% of the Company’s revenues.

As of December 31, 2019, one customer accounted for 100.0% of the Company’s customer advances. As of December 31, 2018, one customer accounted for 100.0% of the Company’s customer advances.

Suppliers Concentrations

For the year ended December 31, 2019, four suppliers accounted for 19.8%, 14.9%, 14.7% and 14.0% of the Company’s total purchases. For the year ended December 31, 2018, three suppliers accounted for 34.4%, 23.8% and 15.0% of the Company’s total purchases.

As of December 31, 2019, three suppliers accounted for 40.8%, 20.2% and 18.3% of the Company’s total prepayments; and two suppliers accounted for 53.7% and 19.7% of the Company’s total accounts payable. As of December 31, 2018, three suppliers accounted for 19.6%, 17.4% and 13.0% of the Company’s total prepayments; and three suppliers accounted for 29.6%, 16.2% and 10.2% of the Company’s total accounts payable.

11.	Risks

A.	Credit risk

The Company’s deposits are made with banks located in the PRC. The deposits are made with banks located in the PRC that do not carry federal deposit insurance and may be subject to loss of the banks become insolvent.

B.	Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by changes in the political, economic, and legal environments in the PRC.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

C.	Inflation Risk

Management monitors changes in prices levels. Historically inflation has not materially impacted the company’s financial statements; however, significant increases in the price of raw materials and labor that cannot be passed to the Company’s customers could adversely impact the Company’s results of operations.

12. Subsequent Events

The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence with respect to conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (2) non-recognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date.

On June 19, 2020, Xianning Luckysky Energy Holding Group Co. Ltd. transferred its equity interest in the Company to two unrelated individuals.